Exhibit 99.2

LETTER OF UNDERSTANDING
This LETTER OF UNDERSTANDING is made on this day 30 March of 2012, by and among (a) Inversiones Freire Limitada and Inversiones Freire Dos Limitada (both jointly referred to as “Freire”); Inversiones Los Aromos Limitada (“Aromos”, and together with Freire, the “Majority Shareholders”); and (b) Coca-Cola Interamerican Corporation (“CCIC”), Coca-Cola de Chile S.A. (“CCDC”) and Servicios y Productos para Bebidas Refrescantes SRL (“SPBR”, and together with CCIC and CCDC the “KO Shareholders”); the KO Shareholders together with the Majority Shareholders hereinafter also the “Parties” or the “Shareholders” and each of the foregoing, a “Party”.
W I T N E S S E T H:
WHEREAS, on August 12, 1996, CCIC and Aromos, as shareholders of Embotelladoras Coca-Cola Polar S.A. (“Polar”); Inversiones Las Achiras Limitada, Patricia Claro Marchant, María Soledad Chadwick Claro, Eduardo Chadwick Claro, María Carolina Chadwick Claro and María de la Luz Chadwick Hurtado, as owners of Aromos; and Polar, entered into a Shareholders' Agreement (Convenio de Accionistas) (the “Polar SHA”).
WHEREAS, on September 5, 1996, Embotelladora Andina S.A. (“EASA”), The Coca-Cola Company (“TCCC”), CCIC (which subsequently transferred its shares to CCDC), Coca-Cola de Argentina S.A. (currently named SPBR), Bottling Investment Limited and Freire entered into a Shareholders' Agreement, as amended on December 17, 1996 (the “EASA SHA”).
WHEREAS, on September 5, 1996, Freire, TCCC, CCIC, SPBR, EASA and Citibank,
N.A. entered into a Stock Purchase Option and Custody Agreement (Contrato de Opción de Compra de Acciones y Contrato de Custodia), as amended on December 17, 1996 (the “Option and Custody Agreement”).
WHEREAS, EASA, Freire, Polar and Aromos have announced that they have agreed subject to certain conditions and approvals on the terms of a possible merger by incorporation of Polar into EASA (the “Merger”), as a consequence of which EASA will be the surviving company.
WHEREAS, subject to the further consummation of the Merger according to applicable law and corporate approvals, the Parties are interested in amending the EASA SHA (the “Amended SHA”), as well as amending the Option and Custody Agreement (the “Amended Option and Custody Agreement”).
NOW, THEREFORE, the Parties hereby mutually agree to the terms and conditions set forth in this letter of understanding (the “Letter”), as follows:

1. NEGOTIATION OF AMENDED SHA AND AMENDED OPTION AGREEMENT.
Subject to the negotiation by the Parties and to agreeing on the definitive terms of the Merger, the Parties confirm their interest in entering into (i) the Amended SHA, and (ii) the Amended Option and Custody Agreement.
In addition, and subject to the effectiveness of the Amended SHA and the Amended Option and Custody Agreement, Aromos, the owners of Aromos and CCIC will terminate the Polar SHA.
2. TERMS AND CONDITIONS OF THE AMENDED SHA.
The Parties agree to negotiate in good faith the terms and conditions of the Amended SHA, which will include, without limitation, the following main changes:
2.1. Parties to the Amended SHA.
The Amended SHA will be entered into by the Parties to this Letter, as well as by EASA, TCCC and the beneficial owners of each of Freire and Aromos, which are the persons listed in Exhibit A to this agreement, the latter, to provide for an intuito personae contractual relationship (the “Majority Shareholders Partners”). The Majority Shareholders undertake to cause their corresponding Majority Shareholders Partners to enter into the Amended SHA.
2.2. Effective date.
The Amended SHA will become effective on the same date the Merger becomes effective.
2.3. Management.
The board of directors of EASA will be comprised of not more than 14 incumbent members. For so long as the KO Shareholders hold in the aggregate at least [•œ]%1 of the Series A shares of EASA, the KO Shareholders will be entitled to nominate at least 2 incumbent members. Freire and Aromos will vote such number of shares owned, directly or indirectly, by them as may be necessary (after taking into account the shares voted by the KO Shareholders) to cause the election of such KO Shareholders nominees.
2.4. Special voting matters.
Subject to applicable Chilean law, the matters indicated in Exhibit B to this Letter will require the favorable vote of (i) at least one of the directors nominated by the KO Shareholders at the relevant board of directors meeting; and/or (ii) all the shares belonging to the KO Shareholders at the relevant shareholders meeting.

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1 Amount of this percentage to be negotiated.

2.5. Code of Business Conduct.
EASA and its subsidiaries shall have in effect at all times a Code of Business Conduct.
2.6. Liability of the Majority Shareholders.
The Majority Shareholders will act as a single party before the KO Shareholders, and therefore the fulfillment of their obligations under the Amended SHA will be indivisible, and they will be jointly and severally liable for the breach of such obligations.
3. TERMS AND CONDITIONS OF THE AMENDED OPTION AND CUSTODY AGREEMENT.
Under the Amended Option and Custody Agreement, the Majority Shareholders will provide the KO Shareholders with a call right to acquire all the Series A shares issued by EASA held by the Majority Shareholders. All the share certificates representative of the Series A shares issued by EASA held by Freire as a result of the Merger will be delivered to a subsidiary of TCCC as depositary. The Amended Option Agreement will become effective on the same date the Merger becomes effective.
4. DISCLOSURES OR PUBLIC ANNOUNCEMENT.
No Party hereto or any agent or representative thereof will make any disclosure or public announcement concerning the transactions contemplated hereby without the prior written approval of the other Party which shall not be unreasonably delayed or withheld hereto; provided, however, that any Party may make such disclosure or public announcement if it is advised by legal counsel that such disclosure or public announcement is necessary under applicable laws, provided that, prior written notice of such disclosure is given to the other Party hereto. Exception is made to the disclosure by the KO Shareholders to the Securities Exchange Commission of the United States of America.
5. INDEMNIFICATION.
The Majority Shareholders shall indemnify and hold harmless the KO Shareholders and their respective officers, directors, employees, agents, professional advisers, and controlling persons (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any claim, litigation, investigation or proceedings initiated by third parties relating to the Merger, and to reimburse such Indemnified Persons for any reasonable and documented legal or other expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from the gross negligence or willful misconduct of such Indemnified Person. Furthermore, the foregoing indemnification will not extend to indirect, consequential or punitive damages, or to loss of profits.

6. OTHER RIGHTS.
This Letter shall not alter, amend, terminate or otherwise affect any rights of any of the Parties under any agreement or instrument to which they are also parties, including without limitation the Polar SHA, the EASA SHA and the Option and Custody Agreement. Additionally, this Letter shall not alter, amend, terminate or otherwise affect any rights of The Coca-Cola Company derived from the Bottlers Agreements (Contratos de Embotellador) entered into with EASA, Polar and their corresponding subsidiaries.
7. ASSIGNMENT.
No Party shall assign or transfer any right or obligation hereunder whether by operation of law or otherwise without the prior written consent of the other party, except that the rights and/or obligations of any of the KO Shareholders may be assigned or transferred to TCCC and/or to any subsidiary of TCCC. Any such attempted assignment or transfer in violation of this paragraph shall be void and without legal effect.
8. EXPENSES.
Each Party agrees hereby to bear, without any monetary contribution from any of the others, its respective costs and expenses related to the negotiation, consummation and implementation of the Amended SHA and the Amended Option and Custody Agreement.
9. NOTICES.
Any notices concerning this Letter shall be in writing and shall be deemed given when delivered personally, successfully transmitted by e-mail evidenced by electronic proof of transmission, or mailed by certified mail or by any express mail service, return receipt requested. For the purpose of the above notices, each party to this letter designates the following addresses:
If to the KO Shareholders:

Alejandro Lientur del Basto Hevia
Avenida Kennedy 5757, piso 12
Las Condes, Santiago
adelbasto@coca-cola.com
With a copy to:
Francisco Javier Illanes Munizaga
Avenida Andrés Bello 2711, piso 19
Las Condes, Santiago
fjillanes@cariola.cl

If to the Majority Shareholders,
Gonzalo Said Handal
Avenida El Golf 40, oficina 804
Las Condes, Santiago
gsh@newport.cl
Arturo Majlis Albala
Magdalena 140, piso 20
Las Condes, Santiago
amajlis@grasty.cl
José Said Saffie and Salvador Said Somavia
Avenida Andrés Bello 2687, piso 20
Las Condes, Santiago
ssaid@caburga.cl
José Antonio Garcés Silva (father and son)
Avenida El Golf 99, oficina 801
Las Condes, Santiago
josegarces@sanandres.cl

Eduardo Chadwick Claro
Nueva Tajamar 481, piso 4 Las Condes, Santiago
edchadwick@errazuriz.cl
Andrés Herrera Ramírez Nueva Tajamar 481, piso 4
Las Condes, Santiago
aherrera@kopolar.cl
With a copy to:
Alfredo Alcaíno de Esteve and Daniel Cox Donoso
Bandera 206 Piso 7º,
Santiago
alcainod@arys.cl / dcox@arys.cl

10. GOVERNING LAW.
Any rights or obligations arising from this Letter shall be governed by the laws of Chile.
11. ARBITRATION.
Any dispute between the Parties whether resulting from a claim in contract, tort or otherwise, or any other claim or controversy which may arise out of or in connection with this Letter or the application, implementation, validity, breach or termination of this Letter or any provision thereof, shall (if it is not amicably settled by the Parties) be finally and exclusively settled by arbitration, introduced by either Party to this Letter. For purposes of this paragraph, the Majority Shareholders shall be considered together to be a single party to this Letter; and the KO Shareholders shall be considered together to be a single Party to this Letter.
The Parties acknowledge that this arbitration is an international commercial arbitration according to the Chilean International Commercial Arbitration Act (Chilean law No. 19,971). This arbitration shall be followed in accordance with the Rules of International Commercial Arbitration of the Arbitration and Mediation Center of the Santiago Chamber of Commerce (Centro de Arbitraje y Mediación de la Cámara de Comercio de Santiago) in effect at the time of its initiation (except to the extent this paragraph 14 deviates from such rules), provided that the Parties shall first submit the claim or dispute to mediation.
The arbitration shall be carried out by a single arbitrator, who shall decide the case with regard to the substance of the dispute according to Chilean law. The appointment of the arbitrator shall be made by the Arbitration and Mediation Center of the Santiago Chamber of Commerce (Centro de Arbitraje y Mediación de la Cámara de Comercio de Santiago) at the request of any of the Parties. The arbitrator shall in all respects be impartial and independent. The arbitration shall take place in Santiago, Chile, and the proceedings shall be conducted in Spanish language.
Any award of the arbitrator shall be final and binding on the Parties, and each party to this Letter hereby waives to the fullest extent possible by law any recourse it may otherwise have to any judicial proceedings, including casación or annulment and queja, except for those recourses that cannot be waived by law.
In witness of their agreement to the above, the Parties, by means of their authorized representatives, do hereby proceed to undersign this Letter, countersigning all the pages thereof, in the place and on the date first indicated above.

/s/ Gonzalo Said Handal Gonzalo Said Handal	/s/ José Antonio Garcés Silva José Antonio Garcés Silva
p.p. Inversiones Freire Limitada
p.p. Inversiones Freire Dos Limitada

/s/ Eduardo Chadwick Claro
Eduardo Chadwick Claro
p.p. Inversiones Los Aromos Limitada

/s/ Alejandro Lientur del Basto Hevia
Alejandro Lientur del Basto Hevia
p.p. Coca-Cola Interamerican Corporation
p.p. Servicios y Productos para Bebidas Refrescantes SRL

/s/ Alejandro Lientur del Basto Hevia Alejandro Lientur del Basto Hevia	/s/ Sylvia Lorena Chamorro Giné Sylvia Lorena Chamorro Giné
p.p. Coca-Cola de Chile S.A.

EXHIBIT A
Majority Shareholders Partners

José Said Saffie (familia Said S.)
José Antonio Garcés Silva (familia Garcés)
Gonzalo Said Handal (familia Said H.)
Alberto Hurtado Fuenzalida (familia Hurtado)
Patricia Claro Marchant
María Soledad Chadwick Claro
Eduardo Chadwick Claro
María Carolina Chadwick Claro
María de la Luz Chadwick Hurtado

EXHIBIT B
Special voting matters

1.	Any amendment to the articles of association or by-laws of EASA or any Subsidiary[2] thereof.

2.	Any sale or disposal of substantially all the assets of EASA or any Subsidiaries thereof.

3.	Any amendment to the “Business Conduct Code” (“Código de Conducta de Negocios”).

4.
The approval by EASA or any of its Subsidiaries of the Annual Business Plan or any material amendment to the Annual Business Plan, including the annual budget for investments, financing (including profit distribution as part of the annual financing structure), research and development, or operations.

5.
In respect of EASA, any resolution about the payment of dividends (either on an interim or definitive basis) of EASA (on a consolidated basis) or of any other kind of distribution to the shareholders which has a similar economic effect, for an amount in excess of 66% percent of the net profit of the current fiscal year (in case of interim dividends) or of the preceding fiscal year (in case of definitive dividends), without duplication.

6.
In respect of EASA or any of its Subsidiaries, (i) any acquisition or transfer of any interest in another entity or business enterprise; (ii) the formation of or participation in any company, joint venture or other similar entity; or (iii) the purchase or any acquisition of any assets for an amount equal to or in excess of the equivalent to US$50,000,000.-, whether in a single or series of transactions in a 12 consecutive months period.

7.
Any sale, lease, exchange, transfer, mortgage, pledge or any other disposal of fixed assets of EASA or any of its Subsidiaries, with a market value in excess of the equivalent to US$50,000,000.-, whether in a single or in a series of transactions in a 12 consecutive months period.

8.
(i) Any merger, share exchange, consolidation, corporate reorganization, transformation, formation and incorporation of Subsidiaries and/or affiliates (coligadas) or any other similar transaction involving EASA or any of its Subsidiaries; (ii) the dissolution or liquidation of EASA or any of its Subsidiaries; or (iii) filing by EASA or any of its Subsidiaries for voluntary bankruptcy or of any proposal for a creditors agreement, or the insolvency of EASA or any of its Subsidiaries, unless filing for their own bankruptcy is legally mandatory.

9.
The acquisition or initiation of any new business or the interruption or reduction of a significant part of the business of EASA or any of its Subsidiaries, including the interruption or significant reduction of a business or production line.

10.
(i) Capital expenditures and investments (e.g. leasing with purchase option, construction of a warehouse or storage, expansion of production capacity, engineering or architectural work for a plant, development of IT systems, etc.) by EASA or any of its Subsidiaries in excess of the equivalent to US$75,000,000.-,

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2 “Subsidiary” will mean any entity currently existing or which may be created in the future which majority capital or stock is owned directly or indirectly by EASA. For purposes of numbers 8 and 9 of this Annex B, Subsidiary shall also include any entity controlled by EASA.

whether in a single or in a series of transactions in a 12 consecutive months period;
(ii) granting any collateral over the assets of EASA or any of its Subsidiaries in excess of the equivalent to US$75,000,000.-; or (iii) any guarantee by EASA or any of its Subsidiaries thereof in favor of any debts, credits or other obligations in excess of the equivalent to US$75,000,000.-, except for any guarantee granted by EASA in favor of its Subsidiaries.

11.
At any shareholder's meeting of EASA or any of its Subsidiaries, the granting of any loan to any Majority Shareholder or a Related Party thereto. “Related Party” will have the meaning set forth in article 100 of Law 18,045, Securities Market Law.